Exhibit 99.2

SILVER BOW MINING CORP.

AUGUST 24, 2026

WEBCAST SCRIPT

Opening Remarks

Good afternoon, everyone, and welcome to Silver Bow Mining Corp.'s Investor Webinar. On behalf of Silver Bow Mining Corp., thank you for taking the time to join today's investor webinar. My name is Scott Powell, President and CEO of Skyline Corporate Communications Group, and I will moderate today's event. This webinar is being recorded today, Monday, August 24th, 2026, at 4:00 p.m. Eastern Time. Presenting today on behalf of Silver Bow Mining Corp. are Mr. Travis Naugle, Chairman & Chief Executive Officer, and Mr. Doug Stiles, President of Silver Bow Mining Corp.

After management’s formal remarks, there will be a question-and-answer session where Silver Bow Mining management will answer questions submitted by registrants. Today's session is scheduled to run approximately one hour. Please note that all participants are in listen-only mode today.

This presentation has been prepared by Silver Bow Mining Corp. (the “Company”) solely for informational and discussion purposes. The information contained herein is provided as of the date of this presentation and is subject to change without notice.

This presentation contains forward-looking statements within the meaning of applicable U.S. securities laws and forward-looking information within the meaning of Canadian securities laws. All statements other than statements of historical fact, including statements regarding timing and completion of the acquisition and expected strategic benefits of the transaction are forward-looking. Forward-looking statements are based on the Company’s current expectations and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including failure to obtain Bankruptcy Court, governmental, shareholder or NYSE American approvals; failure to satisfy closing conditions; and additional risk factors as discussed under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s Current Report on Form 8-K as filed on August 24, 2026 and Registration Statement on Form S-1, as amended, filed with the U.S. Securities and Exchange Commission on April 24, 2026, the Company’s Canadian prospectus dated April 29, 2026, filed on SEDAR+, and in other documents filed by the Company with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Viewers are cautioned not to place undue reliance on forward-looking statements and forward-looking information, which speak only as of the date of the webcast of August 24, 2026. Except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

The CVRs and the Silver Bow Mining common shares issuable upon conversion thereof have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any applicable securities laws of any state of the United States and may not be offered or sold absent such registration or an applicable exemption therefrom. This presentation does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This presentation may be deemed to be solicitation material in respect of the proposed shareholders meeting of Silver Bow Mining to approve the issuance of the CVRs and the underlying common shares. In connection with the proposed shareholders meeting, Silver Bow Mining intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Silver Bow Mining’s proxy statement in preliminary and definitive form. INVESTORS AND SHAREHOLDERS OF SILVER BOW MINING ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING SILVER BOW MINING’S PROXY STATEMENT (WHEN

THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER APPROVAL BEING REQUESTED. Investors and shareholders of Silver Bow Mining are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or free of charge from Silver Bow Mining under the “Investors” section of Silver Bow Mining’s website at silverbowmining.com/investors, or by sending a request by e-mail to ir@silverbowmining.com or by mail to 1401 Idaho Street, Butte, Montana 59701, attention: Corporate Secretary.

Silver Bow Mining and certain of its respective directors and executive officers, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from shareholders of Silver Bow Mining in connection with the proposed transaction. Information about Silver Bow Mining’s directors and executive officers is available in Silver Bow Mining’s registration statement on Form S-1/A, which was filed with the SEC on April 24, 2026. To the extent holdings of Silver Bow Mining’s securities by their respective directors or executive officers have changed since the amounts set forth in the Registration Statement on Form S-1/A, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information concerning the interests of Silver Bow Mining’s participants in the solicitation, which may, in some cases, be different than those of Silver Bow Mining’s shareholders generally, will be set forth in Silver Bow Mining’s proxy statement relating to the proposed approval by shareholders, when it becomes available.

References to third parties, including MES Mining, the Montana Department of Environmental Quality, and U.S. and allied government agencies, describe the Company's existing or contemplated commercial or regulatory relationships and do not imply endorsement by such third parties.

At this time, I would now like to turn the webinar over to Mr. Travis Naugle, Chairman & Chief Executive Officer of Silver Bow Mining Corp. Mr. Naugle?

Silver Bow Mining Corp. Prepared Remarks

Introduction

Good afternoon, everyone, and thank you for joining us.

Earlier today, Silver Bow Mining announced that we entered into a definitive agreement to acquire the Jefferson County Metallurgical Complex in Montana.

I wanted to speak directly with our shareholders today because I believe this transaction is an important step for Silver Bow Mining, and I want to spend some time explaining what we are acquiring, why we pursued it now, and how we believe it may fit with the work we are already doing at the Rainbow Block.

I also want to be clear at the outset about what this transaction does not change. Our primary focus remains the Rainbow Block and the broader opportunity we are pursuing in the Butte Mining District.

We are actively exploring the Rainbow Block. We have re-established underground access through the Chief Joseph portal and decline. We are drilling from surface, and we are continuing the technical, environmental and permitting work necessary to better understand potential development pathways for the project.

The Jefferson County Metallurgical Complex gives us another potentially important piece of that development equation: significant existing processing infrastructure in Montana, approximately 55 miles by road from Butte.

We believe that is a compelling strategic opportunity for Silver Bow Mining.

Building Silver Bow Mining

Silver Bow Mining is a relatively young public company, but we have been building toward this opportunity for several years.

We created Silver Bow Mining to apply modern exploration and engineering to a significant land position in the Butte Mining District. Today, we hold approximately 4,193 acres of patented mineral rights and approximately 1,410 acres of surface lands across multiple claim blocks, with Rainbow Block as our flagship asset.

Rainbow Block currently hosts an inferred mineral resource of approximately 11.48 million tons grading 4.28 ounces per ton silver, 0.05 ounces per ton gold, 4.59 percent zinc and 1.25 percent lead. That represents approximately 49 million ounces of silver, 554,000 ounces of gold, more than one billion pounds of zinc, and approximately 287 million pounds of lead.

As we have said consistently, this is an inferred mineral resource. It is not a mineral reserve and does not have demonstrated economic viability. There is additional work required before we can determine whether and how Rainbow Block should ultimately be developed.

Our initial public offering and listing on the NYSE American in April provided the capital to accelerate that work. Since then, our focus has been execution.

We initiated a 25,000-foot surface drilling program, and we are rehabilitating the Chief Joseph portal and underground decline to safely re-establish underground access. We are also advancing the geological, engineering, environmental and permitting work needed to make informed decisions about the Rainbow Block.

That work remains our priority. At the same time, as Rainbow advances, we believe it is important to think ahead about the infrastructure that could ultimately support its development.

Building the Infrastructure Around the Rainbow Block

As Rainbow Block advances, our responsibility is to think beyond the next drill hole.

Exploration remains fundamental to what we are doing. We need to continue expanding our understanding of the Rainbow Block resource, re-establish underground access, and collect the geological and engineering information necessary to evaluate potential development.

But infrastructure is also an important part of that evaluation. If our work at Rainbow Block continues to support advancement, we need to understand the alternatives available for processing the polymetallic mineralization and how those alternatives could affect capital requirements, permitting, development planning and project economics.

We had an opportunity to acquire significant existing processing infrastructure here in Montana, approximately 55 miles by road from the Rainbow Block. We believe that opportunity is strategically important.

Rather than wait until every element of a future Rainbow Block development plan is complete and then begin looking for processing alternatives, we have an opportunity today to secure control of infrastructure that we believe could become an important part of that plan.

That does not mean we have predetermined how Rainbow Block will be developed. We haven't. The technical work will determine that.

What this acquisition does is give us another option to evaluate while that work continues, and it allows us to evaluate that option from a position of ownership and control. That is an important part of why we decided to act now.

The Jefferson County Metallurgical Complex

So let me talk specifically about what we are acquiring.

The Jefferson County Metallurgical Complex is located approximately 55 miles by road northeast of Butte. It includes two processing facilities: a 15,000-ton-per-day flotation plant and a 1,000-ton-per-day gold mill, along with crushing facilities, tailings facilities and extensive associated infrastructure.

The 15,000-ton-per-day flotation plant was designed to process polymetallic ores. That is particularly relevant to Silver Bow because Rainbow Block is a polymetallic system containing silver, gold, zinc, and lead.

We believe the facility may be suitable for processing Rainbow Block mineralization. Following completion of the transaction, one of our priorities will be advancing the technical and engineering work necessary to evaluate how the facility could be integrated into a future Rainbow development.

There is work to do. We need to understand the condition of the equipment and infrastructure in detail, evaluate the appropriate processing configuration for Rainbow Block mineralization, continue metallurgical and engineering work, and incorporate that information into the broader technical and economic evaluation of Rainbow Block.

Importantly, if we complete this acquisition, we will be doing that work on infrastructure that we control.

That is what makes the transaction strategically significant to us. We are securing an existing processing complex in Montana while continuing to advance the mineral resource that could potentially utilize it.

Existing Infrastructure and Capital Discipline

There is another reason this opportunity stood out to us, and that is capital discipline.

Building a mine is not simply about defining a mineral resource. The infrastructure around a project can have significant implications for capital requirements, permitting, development schedules and ultimately project economics.

The Jefferson County Metallurgical Complex exists - we are acquiring a metallurgical facility and associated infrastructure that, according to an independent fairness opinion, has a replacement value, in today’s market, of approximately $350 million.

That does not mean the facilities can simply be turned on and begin processing Rainbow Block material, and it does not eliminate future capital requirements. There is technical, engineering, environmental and regulatory work ahead of us.

But acquiring existing infrastructure gives us a valuable starting point and an alternative that we can evaluate against other potential development pathways.

Since becoming a public company, we have consistently told shareholders that we intend to allocate capital carefully. We had an opportunity to acquire infrastructure that we believe could be strategically relevant to our flagship asset, in our home state, and within a practical distance of Butte.

We believe securing that infrastructure now has the potential to create meaningful long-term value for Silver Bow Mining.

Transaction Structure

Let me also explain the transaction structure because I think it is important for shareholders to understand what we are paying for and how the consideration works.

The Complex is being acquired through a Chapter 11 sale process involving Montana Tunnels Mining, Inc. The transaction has an Initial Closing and a subsequent Final Closing, subject to the approvals and closing conditions described in today's announcement.

At the Initial Closing, Silver Bow Mining will fund approximately 28.6 million U.S. dollars. Those funds are being used to address existing obligations associated with the assets, including satisfying the Montana Department of Environmental Quality reclamation bond deficit, resolving obligations owed to Jefferson County, and paying other non-affiliated creditors of Montana Goldfields.

At Final Closing, Silver Bow Mining will issue 3.5 million contingent value rights, or CVRs. Each CVR is convertible into one Silver Bow Mining common share in accordance with its terms, subject to the applicable shareholder, NYSE American and other required approvals.

The agreement also provides for an additional 11.5 million deferred CVRs tied specifically to future development and production milestones at the Montana Tunnels M-Pit.

We structured that portion of the consideration deliberately. Those deferred CVRs are tied to future M-Pit advancement rather than treating development of Montana Tunnels as a foregone conclusion.

The transaction also includes certain contingent economic interests associated with future activity at the acquired assets, as described in today's release. Those interests become economically relevant only if the specified activities are undertaken and generate production or cash flow.

For shareholders, the important point is that the structure reflects the way we intend to manage these assets: secure the infrastructure, complete the required technical work, and make future investment decisions based on the results of that work.

M-Pit

The acquisition also includes the historic Montana Tunnels M-Pit.

We view Montana Tunnels as additional longer-term optionality within the transaction, rather than a change in our primary focus.

Following Final Closing, we have committed to a five-million-dollar work program directed toward completing an M-Pit Feasibility Study. That work will allow us to evaluate the technical and economic considerations associated with the M-Pit based on current information.

We have also committed to a separate minimum three-million-dollar program to advance detailed engineering and regulatory work associated with the Clancy Creek Bypass Channel.

We will complete the required work, evaluate the results, and determine the appropriate path forward from there.

Rainbow Block remains our primary focus. Montana Tunnels gives us another asset to evaluate over time, and the contingent structure of a significant portion of the consideration is consistent with that approach.

How This Fits Our Strategy

The way I think about this acquisition is fairly straightforward.

Our work at the Rainbow Block continues. We are drilling, rehabilitating underground access and building the geological, engineering and environmental information needed to evaluate potential development.

At the same time, we now have the opportunity to secure significant existing processing infrastructure relatively close to Butte.

Those efforts fit together.

We don't yet know the ultimate development configuration for the Rainbow Block, and that will be determined by the technical work. But owning the Jefferson County Metallurgical Complex gives us an additional option as that work progresses and allows us to evaluate that option from a position of control.

When we completed our IPO earlier this year, we said the listing and the capital we raised were a means to execute our strategy, not an end in themselves. Since then, we have been putting that capital to work deliberately.

The rehabilitation of the Chief Joseph portal and underground decline is intended to provide an important platform for future exploration and evaluation of the Rainbow Block. Our surface drilling program is improving our understanding of the resource. In parallel, we have continued the technical, environmental and permitting work necessary to evaluate potential development pathways.

The Jefferson County Metallurgical Complex is another step in that process.

As the Rainbow Block advances, the infrastructure that could ultimately support development becomes increasingly relevant. The opportunity to acquire an existing polymetallic processing facility of this scale, in Montana and approximately 55 miles by road from Butte, is one we believe is strategically important.

We are acquiring that infrastructure before we have made a final development decision on Rainbow. That is intentional. It allows us to preserve an option today while continuing the technical work that will determine whether and how that option should ultimately be used.

We believe that puts Silver Bow Mining in a stronger position as Rainbow Block advances.

Going Forward

Our approach from here remains consistent with how we have operated from the beginning.

We will continue advancing Rainbow Block and following the data. Assuming we complete the acquisition, we will begin the detailed technical and engineering work necessary to evaluate the Metallurgical Complex and its potential integration into a future Rainbow Block development. We will also complete the work required to properly evaluate Montana Tunnels.

Throughout that process, we will continue to allocate capital carefully and communicate with shareholders as the technical work develops.

We also recognize that this acquisition expands our responsibilities in Montana. The Jefferson County Metallurgical Complex has its own history, environmental obligations and community relationships. We intend to approach those responsibilities directly and with the same emphasis on safety, transparency and respect that guides our work in Butte.

Successful projects require good geology and engineering, but they also require responsible environmental stewardship, constructive relationships with communities and regulators, and disciplined decision-making. Those standards will apply to our work in Jefferson County.

Closing

When I step back and look at today's announcement, I see it as a continuation of what we have been building at Silver Bow Mining.

We became a public company in April with a clear objective: to responsibly advance what we believe is a significant mineral opportunity in the Butte Mining District. Since then, we have moved quickly, but deliberately. We are drilling Rainbow Block, working to re-establish underground access, and building the technical foundation needed to make sound decisions about the future of the project.

The agreement we announced today gives us the opportunity to add significant existing processing infrastructure to that foundation.

There is still work ahead. We need to complete the transaction, obtain the required approvals and then do the technical work necessary to determine how these assets can best support Silver Bow Mining's longer-term plans. The transaction remains subject to Bankruptcy Court approval and other required conditions, including shareholder, NYSE American and State of Montana approvals as applicable.

But we believe this is an important opportunity for the Company. It gives us greater flexibility around Rainbow Block, brings strategically relevant infrastructure under our control if the transaction closes, and provides additional longer-term optionality through Montana Tunnels.

Most importantly, it allows us to continue building Silver Bow Mining in a disciplined way.

I want to thank our team and our advisors for the work that has gone into getting us to this point, and I want to thank our shareholders for your continued confidence in us. We take that responsibility seriously, and we look forward to keeping you informed as this transaction and our work at Rainbow Block move forward.

With that, I'd like to bring in Doug Stiles, our President.

Doug and I thought it would be useful to spend the balance of our time addressing some of the questions shareholders may have after reading today's announcement, including questions about the metallurgical facilities, the transaction itself, M-Pit and what comes next.

Doug, let's get started.

Silver Bow Mining Corp. Scripted Q&A Session

1.	Silver Bow Mining has consistently said that its primary focus is advancing the Rainbow Block. Why pursue this acquisition at this stage? Does it change that focus?

Travis: No. Our primary focus remains the Rainbow Block, and we see this acquisition as supporting that strategy, not changing it.

As we advance the Rainbow Block, one of the key questions is what the ultimate development pathway could look like and, importantly, what processing infrastructure could support that development.

The Jefferson County Metallurgical Complex gives us access to substantial existing processing and related infrastructure approximately 55 miles by road from Butte. We expect that processing infrastructure to be suitable for Rainbow Block mineralization, and it gives us another option as we evaluate how the Rainbow Block could ultimately be developed.

So, from our perspective, this is not about moving away from the Rainbow Block to pursue another project. It is about adding infrastructure and flexibility that could become very important to the Rainbow Block.

2.	Can you provide some background on the Complex?

Travis: The Jefferson County Metallurgical Complex has a long history as a large-scale, past producing polymetallic operation. The Montana Tunnels mine was discovered in 1981, permitted in 1986 and entered production in 1987 and processed gold, silver, lead and zinc ore using conventional crushing, grinding and flotation, producing lead-gold-silver and zinc-gold concentrates, together with gold doré from a gravity circuit.

From the start of operations through 2008, approximately 98 million tons of material were processed, producing approximately 1.64 million ounces of gold, 30.8 million ounces of silver, 409 million pounds of lead and 1.1 billion pounds of zinc.

Mining was ultimately interrupted following instability in the open-pit wall and the depletion of ore accessible within the existing permitted pit limits.

For Silver Bow Mining, the significance of the Complex is that we are acquiring an established brownfield processing site with substantial existing infrastructure and a long operating history, rather than proposing to build an entirely new processing facility from the ground up.

3.	Considering the operation has been in care and maintenance since 2008, is the mill still in good shape?

Doug: The metallurgical facility is largely intact. There will be some refurbishment involved to make it operational, notably an update to control systems and other support items. However, the mill is not “stripped out” and all of its main components are still there.

4.	Is there still a resource at the M-Pit?

Doug: There are historical mineral resource estimates for the M-Pit in the public domain; however, these estimates are dated and Silver Bow Mining is not treating them as current mineral resources or making any representation as to their reliability.

We will engaged an independent Qualified Person to complete a current Mineral Resource Estimate for the M-Pit and we hope to that work to be completed in the coming months. Until that work is complete, we do not intend to speculate on the size, grade or classification of any potential mineral resource.

5.	Why act now? Why not allow the Montana Tunnels bankruptcy process to play out and acquire the assets from the receiver?

Travis: Once we concluded that this infrastructure could have strategic value to Silver Bow Mining and to the future development of the Rainbow Block, we had to weigh the risk of waiting against the opportunity to secure the assets now.

If we had simply waited for the process to play out, we would have had less certainty over the ultimate disposition of assets that we had identified as strategically important to Silver Bow Mining.

We believed it was better to act when we had the opportunity to negotiate a transaction that made sense for the Company and our shareholders.

At the same time, we have not bypassed the bankruptcy process. Montana Tunnels Mining is in Chapter 11, and the transaction is expected to proceed through a Section 363 sale process and remains subject to Bankruptcy Court approval. So, there is still a court-supervised process around the transaction.

6.	What exactly is Silver Bow Mining acquiring?

Travis: We are acquiring the Jefferson County Metallurgical Complex, which is an integrated complex with substantial existing processing and related infrastructure.

Importantly, we are acquiring an established physical infrastructure footprint, not simply another mineral property. That is what makes this acquisition particularly relevant as we evaluate potential development alternatives for our high-grade Rainbow Block.

The Complex includes crushing and ore storage facilities, tailings facilities and two milling and flotation circuits with capacities of approximately 15,000 and 1,000 tons per day. The acquisition also includes the historic Montana Tunnels M-Pit and associated infrastructure and property interests.

To answer the question in another way, we are acquiring a metallurgical facility and associated infrastructure that, according to an independent fairness opinion, has a replacement value, in today’s market, of approximately $350 million.

7.	How could owning this processing infrastructure affect the development pathway for Rainbow?

Doug: It is too early to define exactly what the ultimate Rainbow Block development plan will look like, and we do not want to get ahead of the technical work.

What the acquisition does is give us additional optionality and already constructed potential key infrastructure.

The acquired processing infrastructure is expected to be suitable for Rainbow Block polymetallic mineralization. Our technical work will now focus on determining how that infrastructure could best be incorporated into a future Rainbow Block development plan, including the metallurgical, engineering and permitting requirements associated with doing so.

The important takeaway is not that we have made a development decision. It is that we have potentially expanded the range of development alternatives available to us, and we think that is strategically valuable.

8.	Does Silver Bow Mining expect to simply restart the existing processing facilities, or will additional permitting be required?

Doug: Additional permitting and rehabilitation will be required before we can restart and operate the processing facilities for Rainbow. The facility has been in care and maintenance for almost 20 years, and we do not want investors to come away with the impression that this is a fully permitted, turnkey facility that we can simply switch back on.

At the same time, we are acquiring substantial existing constructed infrastructure. That includes crushing circuits, grinding mills, flotation cells, associated concentrate handling facilities and, importantly, constructed tailings facilities with available capacity

Those facilities will need to be addressed through the appropriate technical evaluation, rehabilitation, and permitting process, but having existing constructed infrastructure and tailings capacity can be an important advantage compared with designing, permitting, financing, and constructing an entirely new processing and tailings solution from the ground up.

The permitting work will be a key piece as we move forward. The site has a BLM Reccord of Decision and a State issued operating permit and associate reclamation bond. The State operating permit was suspended by Montana DEQ and they currently hold the permit in that status. We will work with both Montana DEQ and the BLM to determine next steps. We recognize and fully anticipate that additional or amendments to existing permits will be required.

9.	What are Silver Bow Mining's plans for the M-Pit? Is the M-Pit a new priority for the Company?

Doug: No. Butte, and our Rainbow Block Project remains our top priority. The M-Pit does not change that.

We do, however, have commitments around the M-Pit as part of this transaction, and we intend to meet those commitments. Following Final Closing, we have committed to initiating a $5 million work program directed toward completing an independent feasibility study on the M-Pit.

The agreement calls for us to use commercially reasonable efforts to complete that study within nine months following Final Closing. Nine months is a fairly aggressive timeline for a feasibility-level study of this nature, and the agreement recognizes that. There is flexibility if certain technical matters require additional assessment or verification.

Our focus is on doing the work properly and producing a technically sound study. Once the study is complete and the results are available, we expect to present those results to the market.

Until then, we do not think it makes sense to get ahead of the technical work or prejudge the ultimate outcome for the M-Pit.

10.	Silver Bow Mining is committing approximately $28.6 million of funding at the Initial Closing. What is that funding for, and how should investors think about the overall consideration for the acquisition?

Travis: The transaction has been structured so that a significant portion of the consideration is tied to future events rather than all being paid upfront.

At the Initial Closing, we expect to provide approximately US$28.6 million to satisfy specified outstanding obligations associated with the acquired assets, including full cash payments of US$4.27 million to Jefferson County and US$20.8 million to the Montana DEQ. We are pleased that the transaction will result in cash payments to the State of Montana and Jefferson County, providing a direct benefit to the local community and school district.

In practical terms, the US$28.6 million is being used to address existing obligations associated with Montana Tunnels as part of the transaction and the court-supervised process. It is important to understand that this is not simply a US$28.6 million cash payment to the sellers.

At Final Closing, we will also issue 3.5 million contingent value rights, or CVRs, in accordance with the terms of the transaction. There are also 11.5 million additional deferred CVRs tied to future M-Pit development and production milestones, together with certain other contingent economic interests.

So, when you look at the structure, we think it is important to distinguish between the upfront funding required in connection with the acquisition and consideration that is tied to future events.

11.	How does Silver Bow Mining intend to fund the acquisition?

Travis: We are very focused on maintaining the financial flexibility to continue advancing our high-grade Rainbow Block and our broader development plans and while we have cash on hand and the financial capacity to meet our closing obligations, and to continue to meet our ongoing obligations, we do not necessarily believe that using our existing cash resources to fund all the acquisition-related obligations would be the most appropriate use of our balance sheet.

We are therefore evaluating a number of potential financing alternatives as part of our broader funding strategy. We have not announced a specific financing structure, and I don't want to get ahead of that process today. We do have a preference for financing structures that minimize dilution to existing shareholders.

The important point is that we have the financial capacity to meet our closing obligations and to meet our ongoing financial obligations, while also evaluating how best to fund the acquisition and maintain the capital and flexibility to continue executing on our broader strategy.

12.	Why was so much of the consideration structured as contingent consideration? Can you explain how they work, what the milestones are, and why the transaction was structured this way?

Travis: Sure. I think the first thing to understand is that the CVRs are contingent rights. They should not simply be viewed as 15 million shares being issued today.

At Final Closing, we will issue 3.5 million CVRs. Each of those is convertible into one Silver Bow Mining common share 180 days following Final Closing, subject to the terms of the CVRs and the required shareholder, NYSE American and other approvals.

There are then an additional 11.5 million deferred CVRs, and those are specifically tied to the future of the M-Pit.

The first 6.25 million are tied to getting the M-Pit to a construction decision. They only become convertible into Silver Bow Mining shares on the earlier of a positive construction decision on the M-Pit Expansion or nine months following completion of a positive M-Pit feasibility study.

The remaining 5.25 million are tied to the next stage—moving the M-Pit toward production. Those become convertible on the earlier of achieving the commercial production milestone of 10,000 ounces of gold production or 36 months following a positive construction decision, subject to specified extensions.

So, there is a progression to the CRV structure: 3.5 million CVRs at Final Closing, 6.25 million associated with advancing the M-Pit through feasibility and toward a positive construction decision, and another 5.25 million associated with the subsequent production stage.

While our immediate strategic interest is substantially focused on the acquired processing infrastructure and the flexibility it could provide for the Rainbow Block, the M-Pit may have potential longer-term value, but there is still significant technical work to be done before we know what that value may ultimately be.

By making a significant portion of the consideration contingent on future M-Pit milestones, the consideration is more closely aligned with the advancement of that asset and the potential value it may ultimately create. We think that is a sensible way to structure the transaction and balance the interests of the Sellers with those of Silver Bow Mining shareholders.

13.	What other post-closing work commitments is Silver Bow Mining making?

Doug: The other principal work commitment relates to Clancy Creek.

Under the agreement, we have committed to a separate $3 million work program to advance engineering and permitting of the Clancy Creek Bypass Channel followed by a commitment to initiate construction of the channel withing 9 months following all regulatory authorizations.

That program is separate from the $5 million M-Pit feasibility-study work program and is expected to commence no later than six months following Final Closing.

These are commitments we evaluated as part of the overall transaction, and they are incorporated into our assessment of the acquisition.

14.	What are the remaining steps to complete the acquisition?

Travis: This is a staged transaction, so there are still several steps between signing the agreement and Final Closing.

The Initial Closing is tied to the Bankruptcy Court process and approval of the Section 363 sale on or around September 8, 2026. Final Closing is subject to the remaining conditions in the agreement, including NYSE American approvals, governmental approvals and permit transfers, and other customary closing conditions. We will be calling a Special Meeting of Shareholders to obtain shareholders approval for the issuance of the CVRs and the underlying common shares as required under NYSE American rules.

So, we have signed a definitive agreement, but there is still work to do. We will keep shareholders informed as those milestones are achieved.

15.	Looking ahead, what are the key milestones investors should be watching for from Silver Bow Mining?

Travis: At the Rainbow Block, we have re-established underground access through the Chief Joseph Portal, and the next step is rehabilitation of the existing decline so that we can establish underground drill stations and begin resource-definition and expansion drilling from underground. We have also commenced initial surface work toward establishing a second underground access, the Rainbow Portal, which is expected to provide us with greater flexibility as we advance the underground exploration and development program.

Our surface drilling exploration program is also continuing. We have already reported initial results showing mineralization beyond the boundary of the existing inferred resource, and the combination of surface and underground drilling is intended to improve our understanding of the vein system, expand areas of known mineralization and increase confidence in the resource.

On the Jefferson County Metallurgical Complex, assuming we complete the acquisition, we will begin the technical work necessary to evaluate how the processing infrastructure could be integrated into a future Rainbow Block development plan. We will also begin fulfilling the M-Pit feasibility study and Clancy Creek work commitments.

There is a lot of work ahead, but the strategy is straightforward: continue defining and expanding the Rainbow Block while evaluating the infrastructure that could ultimately support its development.

Closing Remarks

Thank you all today for joining Silver Bow Mining Corp.'s Investor Webinar. A copy of today’s recording may be obtained on request by reaching out to the Company at ir@silverbowmining.com. For more information on Silver Bow Mining Corp. or if you have any additional questions, please visit the Company’s website at www.silverbowmining.com or by email at ir@silverbowmining.com. Thank you again for your time and participation. This concludes today's webinar. Have a great day, everyone.